Exhibit 3.9

State of Delaware Secretary of State Division of Corporations Delivered 01:52 PM 04/27/2012 FILED 01:36 PM 04/27/2012 SRV 120483658 - 5146397 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

—	First:	The name of the Corporation is Penn Virginia Resource Finance Corporation II.

—	Second:	The address of its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

—	Third:	The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

—	Fourth:	The amount of the total shares of stock of this corporation is 100 shares (number of authorized shares) with a par value of $.0.01 per share.

—	Fifth:	The name and mailing address of the incorporator are as follows:

		Name:	Marci K. Donnelly
		Mailing Address:	Five Radnor Corporate Center, Suite 500 100 Matsonford Road Radnor, PA 19087

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I, The Undersigned, for the purpose of forming a corporation under the General Corporation Law of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 27 day of April, 2012.

BY:	/s/ Marci K. Donnelly
(Incorporator)

Name: Marci K. Donnelly